SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 12, 2010

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On October 12, 2010, Discovery Laboratories, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with PharmaBio Development Inc. (“PharmaBio”), as the sole purchaser, related to an offering of 2,380,952 shares of the Company’s common stock (the “Common Stock”) and warrants to purchase an aggregate of 1,190,476 shares of Common Stock (“Warrants”).  The shares of Common Stock and Warrants are being sold as units (“Units”), with each Unit consisting of (i) one share of Common Stock, and (ii) one Warrant to purchase one-half of a share of Common Stock, at an offering price of $0.21 per Unit (the “Offering”).  The offering price per Unit was calculated based on the greater of (a) the volume-weighted average sale price (“VWAP”) per share of the Common Stock on The Nasdaq Capital Market for 10 consecutive trading days ending on October 11, 2010 and (b) the VWAP per share of the Common Stock on October 11, 2010.

Each warrant represents the right to purchase one-half of a share of Common Stock at an exercise price of $0.273 per share, which represents 130% of the greater of (a) the VWAP per share of the Common Stock on The Nasdaq Capital Market for 10 consecutive trading days ending on October 11, 2010 and (b) the VWAP per share of the Common Stock on October 11, 2010.  The Warrants to be issued in the Offering generally will be exercisable immediately upon issuance for a period of five years from the original date of issuance.  The exercise price and number of shares of Common Stock issuable on exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction.

The Company may also redeem any or all outstanding Warrants at any time within 20 days following the occurrence of a trading threshold at a per Warrant redemption price of $0.001, upon 20 days’ written notice to the holder of the Warrant.  A trading threshold will be deemed to have occurred on any date that the reported VWAP for any five (5) out of seven (7) consecutive trading days immediately prior to such date exceeds $0.45, with a minimum average daily trading volume for such seven (7) day period of at least 500,000 shares of common stock (with such price and volume criteria being appropriately adjusted for any share dividend, share split or other similar transaction that may occur on or after the issuance).  Upon the expiration of the 20-day notice period (as it may be extended if the registration statement is not effective), all warrants noticed for redemption that have not been exercised by the holder will, upon payment of the aggregate redemption price, cease to represent the right to purchase any shares of common stock and will be deemed cancelled and void and of no further force or effect without any further act or deed on the Company’s part.

The Offering is expected to close on October 14, 2010, subject to the satisfaction of customary closing conditions. Gross proceeds to the Company from the Offering will be $500,000 and the net proceeds to the Company are expected to be approximately $470,000, after deducting estimated expenses payable by the Company associated with the Offering.  The Offering is being made by means of a prospectus supplement dated October 12, 2010 and an accompanying prospectus dated June 11, 2010, pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-151654).

The Securities Purchase Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing.

The agreements and instruments that have been attached as hereto as exhibits are intended to provide investors and security holders with information regarding the terms of those agreements and instruments and are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained therein were made only for purposes of such agreements and instruments and as of specific dates, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreements and instruments.

A copy of the Securities Purchase Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 10.1 and 4.1 and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.  A copy of the opinion of SNR Denton US LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01.            Other Events.

On October 13, 2010 the Company issued a press release announcing the entry into the Securities Purchase Agreement. The full text of the press release is set forth in Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits

4.1	Form of Warrant

5.1	Opinion of SNR Denton US LLP

10.1	Securities Purchase Agreement dated October 12, 2010 by and between Discovery Laboratories, Inc. and PharmaBio Development Inc.

23.1	Consent of SNR Denton US LLP (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Press release dated October 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Financial Officer

Date: October 13, 2010